EXHIBIT 99.1

NEWS RELEASE

For Immediate Release
Contacts: Howard Kaminsky, Chief Financial Officer
                                                                                                                                          (818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
                                                                                                                                              ;           Stephanie Rich, Financial Dynamics
                                                                                                                                          (212) 850-5706

SPORT CHALET ANNOUNCES NEW BOARD MEMBER

Los Angeles, California – (April 22, 2009) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that Kevin Ventrudo has been appointed to the Company’s Board of Directors.

Mr. Ventrudo, 50, has more than 25 years of strategic management, finance and consulting experience. The majority of Kevin’s career has been spent in the investment banking industry, most recently with SG Cowen Securities Corporation and also with Salomon Smith Barney, Sutro & Co. and Merrill Lynch.  He previously served as Chief Financial Officer of L.A. Gear, Inc., an athletic footwear and apparel company.  Since leaving the banking industry, Mr. Ventrudo has served as an independent consultant and has been involved in a number of entrepreneurial ventures.

Craig Levra, Chairman and CEO, stated, “Kevin’s business acumen combined with his extensive finance background will complement the strengths of our existing board members. We welcome him to our Company and are confident that his proven leadership skills will be a valuable asset to Sport Chalet as we continue to execute our initiatives to enhance the performance of our business in this difficult macroeconomic environment, while positioning the Company to grow.”

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the effect of the amendment on the Company’s prospects or the ability of the Company to identify and implement opportunities to improve its results of operations or prospects.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.